Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:

Suzie Boland	Jay Madhu

RFB Communications Group	Homeowners Choice, Inc.

813.259.0345	813.405.3660

sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Sets Call Date For Outstanding Warrants as Oct. 27, 2012

Tampa, Fla. – (Sept. 26, 2012) – Homeowners Choice, Inc. (NASDAQ:HCII), a leading provider of homeowners’ insurance in the state of Florida, today announced that its board of directors has fixed Oct. 27, 2012 as the cancellation date for all outstanding Homeowners Choice, Inc. warrants issued in the company’s initial public offering (HCIIW).

The warrants may be exercised any time before 5 p.m. New York City time on Friday Oct. 26, 2012, which is the day before the cancellation date. On and after the cancellation date, the record holders of the warrants will have no further rights under the warrants. The warrants under their own terms were set to expire July 31, 2013. The warrant terms permit the company to set an earlier cancellation date any time after the common share closing price has exceeded $11.38 for at least 10 trading days within any 20 consecutive trading days. There are approximately 1.1 million initial public offering warrants outstanding at this time.

Before the cancellation date, two warrants may be exercised to acquire one common share of Homeowners Choice, Inc. at a price of $9.10 per share by delivering a warrant certificate, an election to purchase and the purchase price to American Stock Transfer & Trust Company, LLC, 6201 15th Ave., Brooklyn, New York 11219.

Beneficial owners wishing to exercise their warrants should contact their brokers.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. Founded in 2006, Homeowners Choice serves approximately 110,000 policyholders throughout Florida representing approximately $220 million in annualized premiums. The company’s common shares trade on the NASDAQ Global Select Market under the ticker symbol HCII and are included in the Russell 2000 Index. Its warrants trade on the NASDAQ Global Market under the ticker symbol HCIIW. Its Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol HCIIP. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

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